Exhibit 99.1

March 24, 2017

Healthier Choices Management Corp. Reports Full Year 2016
Financial Results

HOLLYWOOD, FL, March 24, 2017 /PRNewswire/ — Healthier Choices Management Corp.  (OTC Pink: HCMC) today announced financial results for the twelve-month period ended December 31, 2016.

Full Year 2016 Results and Recent Highlights:

During 2016 the company completed the sale of its wholesale business and, through its subsidiary, Healthy Choice Markets, Inc. acquired a natural and organic supermarket.

•	Total sales from continuing operations for the year ended December 31, 2016 amounted to $10.6 million compared to $5.3 million during the same period last year.

•	Gross margin from continuing operations increased by approximately $2.1 million for the year resulting in a year-end amount of approximately $5.2 million.

•	Gross margin percent remained strong for the year ending at 50%.

•	Operating loss for the year amounted to $8.9 million; an improvement of approximately $13.7 million from prior year.

•	Net Income from continuing operations amounted to $12.3 million; a turnaround of $42.3 million from prior year.

Per Jeffrey Holman, Chief Executive Officer of Healthier Choices Management Corp., "Our results reflect our strategic decision to exit the vapor wholesale distribution business and close underperforming vapor stores.  This was a difficult decision and the exit costs have been substantial. We believe, however, these transactions will significantly improve our consolidated financial performance and streamline our business going forward.  The exit process is now largely complete and has positioned us to focus on growing the overall performance of our business."

Mr. Holman went on to comment that through a series of agreements with HCMC’s warrant holders the company was able to shed its going concern classification.

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773

 About Healthier Choices Management Corp.

Healthier Choices Management Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.  One segment of our business is a U.S. based retailer of vaporizers and e-liquids. The other segment is our natural and organic grocery operations in Ft. Myers, Florida.  Healthier Choices Management Corp. sells direct to consumer via company-owned brick-and-mortar retail locations operating under "The Vape Store" and "Ada's Natural and Organic" brands.

Healthier Choices Management Corp. Inc. (http://www.healthiercmc.com/).

Forward Looking Statements.
This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise.  Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from and winding down of our wholesale distribution operations. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Other factors that may affect our future results of operations and financial condition include, but are not limited to, unanticipated developments in any one or more of the following areas, as well as other factors which may be detailed from time to time in our Securities and Exchange Commission filings: risks involved with our business, including possible loss of business and customer dissatisfaction

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773

Results of Operations

The following table sets forth our Condensed Consolidated Statements of Continuing Operations for the years ended December 31, 2016 and 2015:

HEALTHIER CHOICES MANAGEMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended Dec 31,
	2016	2015

SALES:
Total Sales	$10,565,163	$5,252,611

Total Cost of Sales	5,331,810	2,172,447

GROSS MARGIN	5,233,353	3,080,164

EXPENSES:

Total Operating Costs and Expenses	14,095,621	25,628,481

LOSS FROM OPERATIONS	(8,862,268)	(22,548,317)

Total other income (expense)	21,136,563	30,549,668

Net Income (Loss)	12,274,295	8,001,351

Deemed Dividend	-	(38,068,021)

Net income (loss) from Continued operations	$12,274,295	$(30,066,670)

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773

Consolidated Balance Sheets

The following table sets forth our Consolidated Balance Sheets for the years ended December 31, 2016 and 2015:

HEALTHIER CHOICES MANAGEMENT CORP.

BALANCE SHEET

	December 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,366,272	$27,214,991
Other Current Assets	950,753	2,351,378
TOTAL CURRENT ASSETS	14,317,025	29,566,370

Other assets	2,917,726	4,681,491

TOTAL ASSETS	$17,234,751	$34,247,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Liabilities	$1,909,126	$5,683,917
Current Derivative Liabilities-Non-Consenting Warrants	955,173	41,089,580
SUB-TOTAL	$2,864,299	$46,773,497

Current Derivative Liabilities-Consenting Warrants	11,912,906	-

TOTAL CURRENT LIABILITIES	14,777,205	46,773,497

Capital lease, net of current portion	-	58,572
TOTAL LIABILITIES	14,777,205	46,832,069

TOTAL STOCKHOLDERS’ EQUITY/(DEFICIT)	2,457,546	(12,584,207)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY/(DEFICIT)	$17,234,751	$34,247,861

3800 North 28TH Way, #1 | Hollywood, FL 33020 | O: 305-600-5004 / F: 954-272-7773